PROSPECTUS and	PRICING SUPPLEMENT NO. 21
PROSPECTUS SUPPLEMENT, each	Dated April 8, 2016
Dated April 17, 2014, as supplemented	Registration Statement No. 333-195332
by Supplement No. 1 dated September 10, 2014	Filed Pursuant to Rule 424(b)(2)

U.S. $14,250,000,000

JOHN DEERE CAPITAL CORPORATION

MEDIUM-TERM NOTES, SERIES F

Due 9 Months or More from Date of Issue

$250,000,000 2.800% Fixed Rate Senior Notes Due March 6, 2023

The Medium-Term Notes offered hereby will be Fixed Rate Notes and senior securities as more fully described in the accompanying Prospectus, Prospectus Supplement and Supplement No. 1 and will be denominated in U.S. Dollars.

The Notes offered hereby constitute a further issuance of, and will be consolidated with, the $750 million aggregate principal amount of 2.800% Senior Notes Due March 6, 2023 issued by John Deere Capital Corporation on March 4, 2016. The Notes offered hereby will have the same CUSIP number as the previously issued 2.800% Senior Notes Due March 6, 2023 and will trade interchangeably with the previously issued 2.800% Senior Notes Due March 6, 2023 immediately upon settlement. Upon completion of this offering, the aggregate principal amount outstanding of all such Notes will be $1,000,000,000.

Accrued interest on the Notes also must be paid by the purchaser for the period from March 4, 2016 to the settlement date, which is expected to be April 13, 2016.

CUSIP / ISIN:	24422ETG4 / US24422ETG43

Date of Issue:	April 13, 2016

Maturity Date:	March 6, 2023

Principal Amount:	$250,000,000

Price to Public:	102.086% plus accrued interest from March 4, 2016

Interest Payment Dates:	Semi-annually on March 6 and September 6, commencing on September 6, 2016 (long first coupon) and ending on the maturity date

Regular Record Dates:	The fifteenth day (whether or not a Business Day) next preceding the applicable Interest Payment Date

Interest Rate:	2.800% per annum

Redemption Provisions:	None

Plan of Distribution:

Name	Principal Amount Of Notes
Goldman, Sachs & Co.	$112,500,000
HSBC Securities (USA) Inc.	112,500,000
Credit Suisse Securities (USA) LLC	12,500,000
Loop Capital Markets LLC	12,500,000
Total	$250,000,000
The above Agents have severally agreed to purchase the respective principal amount of Notes, opposite their names as principal, at a price of 101.666% plus accrued interest from March 4, 2016.